                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                                                     PAGE
                                                                                   --------
A.  1996 YEAR END FINANCIAL STATEMENTS
     Report of Independent Accountants...........................................       A-1
     Consolidated Balance Sheets as of December 31, 1996 and 1995................       A-2
     Consolidated Statements of Income for the Years Ended December 31, 1996,
      1995
       and 1994..................................................................       A-3
     Consolidated Statements of Changes in Shareholder's Equity for the Years
      Ended
       December 31, 1996, 1995 and 1994..........................................       A-4
     Consolidated Statements of Cash Flows for the Years Ended December 31, 1996,
       1995 and 1994.............................................................       A-5
     Notes to Consolidated Financial Statements for the Years Ended December 31,
      1996,
       1995 and 1994.............................................................  A-6-A-24

     The New York State Insurance Department recognizes only statutory accounting practices for determining and reporting the financial condition and results of operations of an insurance company, for determining its solvency under the New York Insurance Law, and for determining whether its financial condition warrants the payment of a dividend to its stockholders. No consideration is given by the New York State Insurance Department to financial statements prepared in accordance with generally accepted accounting principles in making such determinations.

                         [COOPERS & LYBRAND LETTERHEAD]


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholder and Board of Directors of Financial Security Assurance Inc.:

     We have audited the accompanying consolidated balance sheets of Financial Security Assurance Inc. and Subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, changes in shareholder's equity, and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Financial Security Assurance Inc. and Subsidiaries at December 31, 1996 and 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

                                          /s/ Coopers & Lybrand L.L.P.

New York, New York
January 24, 1997

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                     ASSETS

                                                                     DECEMBER 31,     DECEMBER 31,
                                                                         1996             1995
                                                                     ------------     ------------
Bonds at market value (amortized cost of $1,054,678 and
  $1,006,084)......................................................   $1,068,677       $1,036,382
Equity investments at market value (cost of $1,000)................        1,000
Short-term investments.............................................       39,570           14,568
Cash equivalents...................................................       16,129           35,277
                                                                     ------------     ------------
          Total investments........................................    1,125,376        1,086,227
Cash...............................................................        7,517              555
Deferred acquisition costs.........................................      146,233          132,951
Prepaid reinsurance premiums.......................................      151,224          133,548
Reinsurance recoverable on unpaid losses...........................       29,875           61,532
Other assets.......................................................       69,705           61,825
                                                                     ------------     ------------
          TOTAL ASSETS.............................................   $1,529,930       $1,476,638
                                                                      ==========       ==========

LIABILITIES AND SHAREHOLDER'S EQUITY
Deferred premium revenue...........................................   $  511,196       $  463,897
Losses and loss adjustment expenses................................       72,079          111,759
Deferred federal income taxes......................................       41,682           43,205
Ceded reinsurance balances payable.................................       12,599           13,664
Payable for securities purchased...................................       14,142            9,516
Accrued expenses and other liabilities.............................       62,900           44,611
                                                                     ------------     ------------
          TOTAL LIABILITIES........................................      714,598          686,652
                                                                     ------------     ------------
COMMITMENTS AND CONTINGENCIES
Common stock (1,000 shares authorized; 660 and 750 shares issued
  and outstanding; par value of $22,727 and $20,000 per share).....       15,000           15,000
Additional paid-in capital.........................................      654,470          681,470
Unrealized gain on investments (net of deferred income tax
  provision of $4,899 and $10,604).................................        9,099           19,694
Accumulated earnings...............................................      136,763           73,822
                                                                     ------------     ------------
          TOTAL SHAREHOLDER'S EQUITY...............................      815,332          789,986
                                                                     ------------     ------------
          TOTAL LIABILITIES AND SHAREHOLDER'S EQUITY...............   $1,529,930       $1,476,638
                                                                      ==========       ==========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
REVENUES:
  Net premiums written (net of premiums ceded of $55,965,
     $33,166 and $28,692, of which $35,299, $20,582 and
     $15,999 were ceded to affiliates).....................  $121,000     $ 77,576     $ 77,757
  Increase in deferred premium revenue.....................   (30,552)      (8,229)     (12,003)
                                                             --------     --------     --------
  Premiums earned (net of premiums ceded of $38,723,
     $38,013 and $35,051)..................................    90,448       69,347       65,754
  Net investment income....................................    62,728       47,083       45,282
  Net realized gains (losses)..............................     1,851        5,032       (3,829)
  Other income.............................................       502        4,722          732
                                                             --------     --------     --------
          TOTAL REVENUES...................................   155,529      126,184      107,939
                                                             --------     --------     --------
EXPENSES:
  Losses and loss adjustment expenses:
     Related to merger.....................................                 15,400
     Other (net of reinsurance recoveries of ($2,249),
       $9,101 and $56,895, of which ($3,084), $7,111 and
       $50,839 were ceded to affiliates)...................     6,874        6,258        3,024
  Policy acquisition costs.................................    23,829       16,888       15,057
  Other operating expenses.................................    14,852       12,352       11,574
                                                             --------     --------     --------
          TOTAL EXPENSES...................................    45,555       50,898       29,655
                                                             --------     --------     --------
INCOME BEFORE INCOME TAXES.................................   109,974       75,286       78,284
                                                             --------     --------     --------
Provision (benefit) for income taxes:
  Current..................................................    28,208       23,353       13,338
  Deferred.................................................       911       (3,055)       4,682
                                                             --------     --------     --------
  Total provision..........................................    29,119       20,298       18,020
                                                             --------     --------     --------
          NET INCOME.......................................  $ 80,855     $ 54,988     $ 60,264
                                                             ========     ========     ========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                                   ADDITIONAL   UNREALIZED
                                       COMMON      PAID-IN       GAINS ON       RETAINED
                                        STOCK      CAPITAL      INVESTMENTS     EARNINGS      TOTAL
                                       -------     --------     -----------     --------     --------
BALANCE, December 31, 1993...........  $15,000     $497,506      $  34,892      $ (4,930)    $542,468
Net income for the year..............                                             60,264       60,264
Dividends paid on common stock.......                                            (17,500)     (17,500)
Net change in unrealized loss on
  investments (net of deferred income
  tax benefit of $30,292)............                              (56,256)                   (56,256)
                                       -------     --------       --------      --------     --------
BALANCE, December 31, 1994...........   15,000      497,506        (21,364)       37,834      528,976
Net income...........................                                             54,988       54,988
Dividends paid on common stock.......                                            (19,000)     (19,000)
Net change in unrealized gain on
  investments (net of deferred income
  taxes of $22,108)..................                               41,058                     41,058
Capital contribution of CGIC.........               233,964                                   233,964
Stock repurchase.....................               (50,000)                                  (50,000)
                                       -------     --------       --------      --------     --------
BALANCE, December 31, 1995...........   15,000      681,470         19,694        73,822      789,986
Net income...........................                                             80,855       80,855
Dividends paid on common stock.......                                            (18,000)     (18,000)
Net change in unrealized loss on
  investments (net of deferred income
  tax benefit of $5,705).............                              (10,595)                   (10,595)
Stock repurchase.....................               (27,000)                                  (27,000)
Adjustment to prior year disposal of
  subsidiary.........................                                                 86           86
                                       -------     --------       --------      --------     --------
BALANCE, December 31, 1996...........  $15,000     $654,470      $   9,099      $136,763     $815,332
                                       =======     ========       ========      ========     ========

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                         ---------------------------------------
                                                            1996           1995          1994
                                                         -----------     ---------     ---------
Cash flows from operating activities:
  Premiums received, net...............................  $   124,540     $  85,481     $  58,191
  Policy acquisition and other operating expenses paid,
     net...............................................      (49,261)      (41,730)      (31,696)
  Recoverable advances received (paid).................       10,213        (9,419)         (939)
  Losses and loss adjustment expenses paid.............      (15,473)       (4,954)       (5,124)
  Net investment income received.......................       59,923        40,160        41,429
  Federal income taxes received (paid).................      (33,297)      (17,295)      (14,358)
  Interest paid........................................          (22)          (38)          (72)
  Other................................................        1,330         2,552        (4,314)
                                                         -----------     ---------     ---------
          Net cash provided by operating activities....       97,953        54,757        43,117
                                                         -----------     ---------     ---------
Cash flows from investing activities:
  Proceeds from sales of bonds.........................    1,095,929       603,545       790,517
  Proceeds from maturities of bonds....................        2,965           606            55
  Purchases of bonds...................................   (1,139,129)     (685,984)     (758,254)
  Purchases of property and equipment..................       (2,081)         (958)         (937)
  Cash of contributed subsidiary.......................                        199
  Net decrease (increase) in short-term investments....       (3,675)       94,727       (58,095)
                                                         -----------     ---------     ---------
          Net cash provided by (used for) investing
            activities.................................      (45,991)       12,135       (26,714)
                                                         -----------     ---------     ---------
Cash flows from financing activities:
  Stock repurchase.....................................      (27,000)      (50,000)
  Dividends paid.......................................      (18,000)      (19,000)      (17,500)
                                                         -----------     ---------     ---------
          Net cash used for financing activities.......      (45,000)      (69,000)      (17,500)
                                                         -----------     ---------     ---------
Net increase (decrease) in cash........................        6,962        (2,108)       (1,097)
Cash at beginning of year..............................          555         2,663         3,760
                                                         -----------     ---------     ---------
Cash at end of year....................................  $     7,517     $     555     $   2,663
                                                         ===========     =========     =========
Reconciliation of net income to net cash flows from
  operating activities:
Net income.............................................  $    80,855     $  54,988     $  60,264
  Decrease (increase) in accrued investment income.....         (842)           14         1,773
  Increase in deferred premium revenue and related
     foreign exchange adjustment.......................       29,622         8,141        12,585
  Decrease (increase) in deferred acquisition costs....      (13,282)      (10,305)       (9,847)
  Increase (decrease) in current federal income taxes
     payable...........................................       (5,090)        6,057        (1,020)
  Increase (decrease) in unpaid losses and loss
     adjustment expenses...............................       (8,023)       14,587          (376)
  Increase (decrease) in amounts withheld for others...           52            30       (24,675)
  Provision (benefit) for deferred income taxes........          911        (3,055)        4,682
  Net realized losses (gains) on investments...........       (1,851)       (5,032)        3,829
  Depreciation and accretion of bond discount..........       (1,616)       (5,564)       (4,082)
  Change in other assets and liabilities...............       17,217        (5,104)          (16)
                                                         -----------     ---------     ---------
Cash provided by operating activities..................  $    97,953     $  54,757     $  43,117
                                                         ===========     =========     =========

         In addition to the cash received from the contribution of the subsidiary, the Company also received net assets of $233,765.

         In 1996, the Company has recharacterized its cash equivalents as short-term investments. The amount of cash equivalents recharacterized were $16,129, $35,277 and $13,457 as of December 31, 1996, 1995 and 1994, respectively.

          The accompanying Notes to Consolidated Financial Statements are an integral part of these statements.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

 1. ORGANIZATION AND OWNERSHIP

     Financial Security Assurance Inc. (the Company), a wholly owned subsidiary of Financial Security Assurance Holdings Ltd. (the Parent), is an insurance company domiciled in the State of New York. The Company is engaged in providing financial guaranty insurance on asset-backed financings and municipal obligations. The Company's underwriting policy is to insure asset-backed and municipal obligations that would otherwise be investment grade without the benefit of the Company's insurance. The asset-backed obligations insured by the Company are generally issued in structured transactions and are backed by pools of assets such as residential mortgage loans, consumer or trade receivables, securities or other assets having an ascertainable cash flow or market value. The municipal obligations insured by the Company consist primarily of general obligation bonds that are supported by the issuers' taxing power and special revenue bonds and other special obligations of states and local governments that are supported by the issuers' ability to impose and collect fees and charges for public services or specific projects. Financial guaranty insurance written by the Company guarantees payment when due of scheduled payments on an issuer's obligation. In the case of a payment default on an insured obligation, the Company is generally required to pay the principal, interest or other amounts due in accordance with the obligation's original payment schedule or, at its option, to pay such amounts on an accelerated basis.

     The Company expects to continue to emphasize a diversified insured portfolio characterized by insurance of both asset-backed and municipal obligations, with a broad geographic distribution and a variety of revenue sources and transaction structures. The Company's insured portfolio consists primarily of asset-backed and municipal obligations originated in the United States, but the Company has also written and continues to pursue business in Europe and the Pacific Rim.

     At December 31, 1993, the Parent was owned 92.5% by U S WEST and 7.5% by Tokio Marine. The Parent completed an initial public offering of common shares on May 13, 1994. In connection with the initial public offering, Fund American Enterprises Holdings, Inc. (Fund American) acquired an interest in the Parent, together with rights to acquire additional shares of the Parent from U S WEST and shares of the Parent's Series A preferred stock. At December 31, 1994, the Parent was owned 60.9% by U S WEST, 7.7% by Fund American, 7.4% by Tokio Marine and 24.0% by the public and employees.

     On December 20, 1995, a subsidiary of the Parent merged (the Merger) with Capital Guaranty Corporation (CGC). The Merger provided for each CGC share to be exchanged for 0.6716 share of the Parent's common stock and cash of $5.69. The Parent issued in the aggregate 6,051,661 common shares and paid aggregate cash consideration of $51,300,000. In conjunction with the Merger, the Parent contributed (the Contribution) the common stock of Capital Guaranty Insurance Company (CGIC), a subsidiary of CGC, to the Company. As a result of the Contribution, the Company's net assets increased by $233,964,000. Net premiums written by CGIC in 1995 prior to the Contribution were $26,070,000. At December 31, 1995, the Parent was owned 50.3% by U S WEST, 7.8% by Fund American, 6.1% by Tokio Marine and 35.8% by the public and employees. At December 31, 1996, the Parent was owned 40.4% by U S WEST, 11.5% by Fund American, 6.4% by Tokio Marine and 41.7% by the public and employees.

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles (GAAP), which differ in certain material respects from the accounting practices prescribed or permitted by insurance regulatory authorities (see Note 6). The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

contingent assets and liabilities in the Company's consolidated balance sheets at December 31, 1996 and 1995 and the reported amounts of revenues and expenses in the consolidated statements of income during the years ended December 31, 1996, 1995 and 1994. Such estimates and assumptions include, but are not limited to, losses and loss adjustment expenses and the deferral and amortization of deferred policy acquisition costs. Actual results may differ from those estimates. Significant accounting policies under GAAP are as follows:

  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Financial Security Assurance of Maryland Inc. (which was named Capital Guaranty Insurance Corporation until the Merger), Financial Security Assurance International Inc., Financial Security Assurance of Oklahoma, Inc. and Financial Security Assurance (U.K.) Limited (collectively, the Subsidiaries). All intercompany accounts and transactions have been eliminated. Certain prior-year balances have been reclassified to conform with the 1996 presentation. The Merger, and the related Contribution to the Company, were accounted for on a purchase accounting basis. In view of the short period between the date of the Merger, December 20, 1995, and the year-end, the date of the Contribution for accounting purposes is considered to be December 31, 1995. As a result, the accounting for the Contribution has no effect on the Company's consolidated statement of income for the year ended December 31, 1995, except for the recording of $15,400,000 in losses and loss adjustment expenses to increase the Company's general reserve to provide for the insured portfolio assumed by the Company as a result of the Contribution (see Note 16).

  INVESTMENTS

     Investments in debt securities designated as available for sale are carried at market value. Any resulting unrealized gain or loss is reflected as a separate component of shareholder's equity, net of applicable deferred income taxes. All of the Company's long-term investments are classified as available for sale.

     Bond discounts and premiums are amortized on the effective yield method over the remaining terms of the securities acquired. For mortgage-backed securities, and any other holdings for which prepayment risk may be significant, assumptions regarding prepayments are evaluated periodically and revised as necessary. Any adjustments required due to the resultant change in effective yields are recognized in current income. Short-term investments, which are those investments with a maturity of more than three months but less than one year at time of purchase, are carried at market value, which approximates cost. Realized gains or losses on sale of investments are determined on the basis of specific identification. Investment income is recorded as earned.

     To manage adverse movements in interest rates, the Company uses exchange traded futures and options. These contracts are designated as hedges of specific identified securities and any gains or losses on these hedges are deferred and included as part of the Company's unrealized gains or losses in stockholder's equity until the disposition of the hedged assets. The Company will discontinue to account for these contracts as hedges if there ceases to be a high correlation between the change in price of the hedged assets and the hedge.

     Cash equivalents represent amounts deposited in money market funds and investments with a maturity at time of purchase of three months or less.

  PREMIUM REVENUE RECOGNITION

     Gross and ceded premiums are earned in proportion to the amount of risk outstanding over the expected period of coverage. Deferred premium revenue and prepaid reinsurance premiums represent that portion of

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

premium which is applicable to coverage of risk to be provided in the future on policies in force. When an insured issue is retired or defeased prior to the end of the expected period of coverage, the remaining deferred premium revenue and prepaid reinsurance premium, less any amount credited to a refunding issue insured by the Company, are recognized.

  LOSSES AND LOSS ADJUSTMENT EXPENSES

     A case basis reserve for unpaid losses and loss adjustment expenses is recorded at the present value of the estimated loss when, in management's opinion, the likelihood of a future loss is probable and determinable at the balance sheet date. The estimated loss on a transaction is discounted using current risk-free rates.

     The general reserve is calculated by applying a loss factor to the total net par amount outstanding of the Company's insured obligations outstanding over the term of such insured obligations and discounting the result at risk-free rates. The loss factor used for this purpose has been determined based upon an independent rating agency study of bond defaults and the Company's portfolio characteristics and history. The general reserve is available to be applied against future additions or accretions to existing case basis reserves or to new case basis reserves to be established in the future.

     Management of the Company periodically evaluates its estimates for losses and loss adjustment expenses and establishes reserves that management believes are adequate to cover the ultimate net cost of claims; the reserves are necessarily based on estimates, and there can be no assurance that the ultimate liability will not differ from such estimates. The Company will, on an ongoing basis, monitor these reserves and may periodically adjust such reserves based on the Company's actual loss experience, its future mix of business, and future economic conditions.

  DEFERRED ACQUISITION COSTS

     Deferred acquisition costs comprise those expenses that vary with and are primarily related to the production of business, including commissions paid on reinsurance assumed, compensation and related costs of underwriting and marketing personnel, certain rating agency fees, premium taxes and certain other underwriting expenses, reduced by ceding commission income on premiums ceded to reinsurers. Deferred acquisition costs and the cost of acquired business are amortized over the period in which the related premiums are earned. Recoverability of deferred acquisition costs is determined by considering anticipated losses and loss adjustment expenses.

  FEDERAL INCOME TAXES

     The provision for income taxes consists of an amount for taxes currently payable and a provision for tax consequences deferred to future periods reflected at current income tax rates.

 3. INVESTMENTS

     Bonds at amortized cost of $17,669,000 and $11,969,000 at December 31, 1996 and 1995, respectively, were on deposit with state regulatory authorities as required by insurance regulations.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     Consolidated net investment income consisted of the following (in thousands):

                                                            YEAR ENDED DECEMBER 31,
                                                        -------------------------------
                                                         1996        1995        1994
                                                        -------     -------     -------
        Long-term bonds...............................  $61,130     $43,114     $46,517
        Equity securities.............................       14
        Short-term investments and cash equivalents...    3,525       5,705         778
        Investment expenses...........................   (1,941)     (1,736)     (2,013)
                                                        -------     -------     -------
        Net investment income.........................  $62,728     $47,083     $45,282
                                                        =======     =======     =======

     The credit quality of the investment portfolio at December 31, 1996 was as follows:

                                                               PERCENT OF
                                   RATING                 INVESTMENT PORTFOLIO
                    ------------------------------------  --------------------
                    AAA.................................          69.9%
                    AA..................................          20.0
                    A...................................          10.1

     The amortized cost and estimated market value of long-term bonds were as follows (in thousands):

                                                                GROSS          GROSS        ESTIMATED
                                               AMORTIZED      UNREALIZED     UNREALIZED       MARKET
              DECEMBER 31, 1996                   COST          GAINS          LOSSES         VALUE
---------------------------------------------  ----------     ----------     ----------     ----------
U.S. Treasury securities and obligations of
  U.S. government corporations and
  agencies...................................  $   55,319      $  1,103       $   (557)     $   55,865
Obligations of states and political
  subdivisions...............................     661,657        15,164         (2,887)        673,934
Foreign securities...........................      15,019           196            (70)         15,145
Mortgage-backed securities...................     177,818         1,432           (906)        178,344
Corporate securities.........................      76,632           335           (319)         76,648
Asset-backed securities......................      68,233           680           (172)         68,741
                                               ----------       -------        -------      ----------
          Total..............................  $1,054,678      $ 18,910       $ (4,911)     $1,068,677
                                               ==========       =======        =======      ==========

                                                                GROSS          GROSS        ESTIMATED
                                               AMORTIZED      UNREALIZED     UNREALIZED       MARKET
              DECEMBER 31, 1995                   COST          GAINS          LOSSES         VALUE
---------------------------------------------  ----------     ----------     ----------     ----------
U.S. Treasury securities and obligations of
  U.S. government corporations and
  agencies...................................  $   44,873      $  2,231       $     --      $   47,104
Obligations of states and political
  subdivisions...............................     635,872        20,112           (330)        655,654
Foreign securities...........................      28,691         1,909            (17)         30,583
Mortgage-backed securities...................     262,936         5,949            (51)        268,834
Corporate securities.........................       1,254            51                          1,305
Asset-backed securities......................      32,458           444                         32,902
                                               ----------       -------        -------      ----------
          Total..............................  $1,006,084      $ 30,696       $   (398)     $1,036,382
                                               ==========       =======        =======      ==========

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     The change in net unrealized gains (losses) consisted of (in thousands):

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                                1996        1995         1994
                                                              --------     -------     --------
Long-term bonds.............................................  $(16,299)    $63,166     $(86,564)
Short-term investments......................................                                 16
                                                              --------     -------     --------
  Change in net unrealized gains (losses)...................  $(16,299)    $63,166     $(86,548)
                                                              ========     =======     ========

     The amortized cost and estimated market value of long-term bonds at December 31, 1996 and 1995, by contractual maturity, are shown below (in thousands). Actual maturities could differ from contractual maturities because borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                DECEMBER 31, 1996             DECEMBER 31, 1995
                                            -------------------------     -------------------------
                                                           ESTIMATED                     ESTIMATED
                                            AMORTIZED        MARKET       AMORTIZED        MARKET
                                               COST          VALUE           COST          VALUE
                                            ----------     ----------     ----------     ----------
Due in one year or less...................  $   38,003     $   38,325     $    2,776     $    2,778
Due after one year through five years.....      57,406         57,623         25,735         26,075
Due after five years through ten years....     105,494        105,849        157,161        162,573
Due after ten years.......................     607,724        619,795        525,018        543,220
Mortgage-backed securities (stated
  maturities of 16 to 30 years)...........     177,818        178,344        262,936        268,834
Asset-backed securities (stated maturities
  of 2 to 5 years)........................      68,233         68,741         32,458         32,902
                                            ----------     ----------     ----------     ----------
  Total...................................  $1,054,678     $1,068,677     $1,006,084     $1,036,382
                                            ==========     ==========     ==========     ==========

     Proceeds from sales of long-term bonds during 1996, 1995 and 1994 were $1,096,568,000, $587,516,000 and $808,143,000, respectively. Gross gains of
$13,420,000, $12,346,000 and $13,919,000 and gross losses of $11,569,000,
$7,314,000 and $17,748,000 were realized on sales in 1996, 1995 and 1994, respectively.

     To hedge against changes in yields on certain one-year corporate securities, the Company has entered into a series of Eurodollar futures contracts, which are marked-to-market on a daily basis. These contracts are accounted for as a hedge. As of year-end, the net unrealized loss on the contracts, included in the Company's unrealized gains in stockholder's equity section, is not material. The aggregate notional amount of these contracts is $83,728,000 as of December 31, 1996.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

 4. DEFERRED ACQUISITION COSTS

     Acquisition costs deferred for amortization against future income and the related amortization charged to expenses are as follows (in thousands):

                                                                  YEAR ENDED DECEMBER 31,
                                                             ----------------------------------
                                                               1996         1995         1994
                                                             --------     --------     --------
Balance, beginning of period...............................  $132,951     $ 91,839     $ 81,992
                                                             --------     --------     --------
Costs deferred during the period:
Ceding commission income...................................   (15,956)      (9,836)      (8,476)
Assumed commission expense.................................        38           55           84
Premium taxes..............................................     3,718        2,537        2,589
Compensation and other acquisition costs...................    49,311       34,437       30,707
                                                             --------     --------     --------
          Total............................................    37,111       27,193       24,904
                                                             --------     --------     --------
Costs amortized during the period..........................   (23,829)     (16,888)     (15,057)
                                                             --------     --------     --------
Balance of contributed subsidiary..........................                 30,807
                                                                          --------
Balance, end of period.....................................  $146,233     $132,951     $ 91,839
                                                             ========     ========     ========

 5. OTHER OPERATING EXPENSES

     Total salary expense and related benefits included in other operating expenses were $10,135,000, $10,976,000 and $9,187,000 for the years ended
December 31, 1996, 1995 and 1994, respectively.

 6. STATUTORY ACCOUNTING PRACTICES

     GAAP for the Company differs in certain significant respects from accounting practices prescribed or permitted by insurance regulatory authorities. The principal differences result from the following statutory accounting practices:

     - Upfront premiums on municipal business are recognized as earned when related risk has expired rather than over the expected coverage period;

     - Acquisition costs are charged to operations as incurred rather than as related premiums are earned;

     - A contingency reserve is computed based on the following statutory requirements (rather than establishing a general loss reserve):

          a. For all policies written prior to July 1, 1989, an amount equal to 50% of cumulative earned premiums less permitted reductions, plus;

          b. For all policies written on or after July 1, 1989, an amount equal to the greater of 50% of premiums written for each category of insured obligation or a designated percent of principal guaranteed for that category. These amounts are provided each quarter as either 1/60th or 1/80th of the total required for each category, less permitted reductions;

     - Certain assets designated as "non-admitted assets" are charged directly to statutory surplus but are reflected as assets under GAAP;

     - Federal income taxes are provided only on taxable income for which income taxes are currently payable;

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     - Accruals for deferred compensation are not recognized;

     - Purchase accounting adjustments are not recognized;

     - Bonds are carried at amortized cost.

     A reconciliation of the Company's net income for the calendar years 1996, 1995 and 1994 and shareholder's equity at December 31, 1996, 1995 and 1994, prepared on a GAAP basis, to the amounts reported on a statutory basis, is as follows (in thousands):

                                                           1996         1995         1994
                                                         --------     --------     --------
    Net Income (Loss):
    GAAP BASIS.........................................  $ 80,855     $ 54,988     $ 60,264
    Premium revenue recognition........................    (5,518)      (4,805)      (5,425)
    Losses and loss adjustment expenses incurred.......    (2,138)      10,871      (13,908)
    Deferred acquisition costs.........................   (12,482)     (10,305)      (9,847)
    Deferred income tax provision (benefit)............       911       (3,055)       4,682
    Amortization of bonds..............................       566        1,195          520
    Accrual of deferred compensation...................    12,737        5,663       (9,062)
    Other..............................................     1,404       (1,580)        (274)
                                                         --------     --------     --------
    STATUTORY BASIS....................................  $ 76,335     $ 52,972     $ 26,950
                                                         ========     ========     ========

                                                                    DECEMBER 31,
                                                         ----------------------------------
                                                           1996         1995         1994
                                                         --------     --------     --------
    Shareholder's Equity:
    GAAP BASIS.........................................  $815,332     $789,986     $528,976
    Premium revenue recognition........................   (51,760)     (46,248)     (29,891)
    Loss and loss adjustment expense reserves..........    29,660       31,798       20,927
    Deferred acquisition costs.........................  (146,233)    (132,951)     (91,839)
    Contingency reserve................................  (227,139)    (183,967)    (121,414)
    Unrealized loss (gain) on investments, net of
      tax..............................................   (14,084)     (30,298)      32,868
    Deferred income taxes..............................    41,682       43,205       10,222
    Accrual of deferred compensation...................    18,390        5,653
    Other..............................................   (17,043)     (16,492)      (5,475)
                                                         --------     --------     --------
    STATUTORY BASIS (SURPLUS)..........................  $448,805     $460,686     $344,374
                                                         ========     ========     ========
    SURPLUS PLUS CONTINGENCY RESERVE...................  $675,944     $644,653     $465,788
                                                         ========     ========     ========

 7. FEDERAL INCOME TAXES

     For periods prior to May 13, 1994, the date of initial public offering when the Parent became less than 80% owned by U S WEST, the Parent, the Company and its Subsidiaries joined with U S WEST and its subsidiaries in filing a consolidated federal income tax return. For the Company, under a written tax sharing agreement with U S WEST, the allocation of income taxes was based upon separate return calculations which provided that benefits or liabilities created by the Company are allocated to the Company regardless of whether the benefits were usable or additional liabilities were incurred in the U S WEST tax returns. For periods subsequent to May 12, 1994, the Parent and all members of its group elected to file consolidated

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

federal tax returns. The calculation of each member's tax benefit or liability by the Company was controlled by a tax sharing agreement that based the allocation of such benefit or liability upon a separate return calculation.

     The cumulative balance sheet effects of deferred tax consequences are (in thousands):

                                                                     DECEMBER 31,
                                                                 ---------------------
                                                                   1996         1995
                                                                 --------     --------
        Deferred acquisition costs.............................  $ 51,182     $ 46,533
        Deferred premium revenue adjustments...................     3,520        2,905
        Contingency reserve....................................    29,492       11,542
        Unrealized capital gains...............................     7,915       14,950
        Market discounts.......................................     1,955          900
                                                                 --------     --------
                  Total deferred tax liabilities...............    94,064       76,830
                                                                 --------     --------
        Loss and loss adjustment expense reserves..............   (10,381)     (11,129)
        Deferred compensation..................................    (9,791)      (5,529)
        Tax credits............................................    (7,842)      (3,795)
        Tax and loss bonds.....................................   (22,526)     (11,116)
        Other, net.............................................    (1,842)      (2,056)
                                                                 --------     --------
                  Total deferred tax assets....................   (52,382)     (33,625)
                                                                 --------     --------
        Total deferred income taxes............................  $ 41,682     $ 43,205
                                                                 ========     ========

     No valuation allowance was necessary at December 31, 1996 or 1995.

     A reconciliation of the effective tax rate with the federal statutory rate follows:

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                1996     1995     1994
                                                                ----     ----     -----
        Tax at statutory rate................................   35.0%    35.0%     35.0%
        Tax-exempt interest..................................   (8.9)    (8.3)    (12.0)
        Other................................................    0.4      0.3
                                                                ----     ----      ----
        Provision for income taxes...........................   26.5%    27.0%     23.0%
                                                                ====     ====      ====

 8. DIVIDENDS AND CAPITAL REQUIREMENTS

     Under New York Insurance Law, the Company may pay a dividend without the prior approval of the Superintendent of the New York State Insurance Department only from earned surplus subject to the maintenance of a minimum capital requirement, and the dividend, which together with all dividends declared or distributed by it during the preceding twelve months, may not exceed the lesser of 10% of its policyholders' surplus shown on its last filed statement, or adjusted net investment income, as defined, for such twelve-month period. As of December 31, 1996, the Company had $45,184,000 available for the payment of dividends over the next twelve months. As a customary condition for approving the application of Fund American for a change in control of the Company, the prior approval of the Superintendent of the New York State Insurance Department was required for any payment of dividends by the Company to the Parent for a period of two years following such changed control. Such approval was provided for the payment of dividends by the Company to the Parent in 1996, 1995 and 1994 in the ordinary course of business. Such prior approval requirement lapsed in September 1996. In addition, the New York Superintendent has approved the repurchase by the Company

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

of up to $75,000,000 of its shares from the Parent through December 31, 1998, pursuant to which the Company has repurchased $27,000,000 of its shares through December 31, 1996. Future share repurchases may not exceed cumulative statutory net income beginning January 1, 1996.

 9. CREDIT ARRANGEMENTS AND ADDITIONAL CLAIMS-PAYING RESOURCES

     The Company has a credit arrangement aggregating $150,000,000 at December 31, 1996, which is provided by commercial banks and intended for general application to transactions insured by the Company and the Subsidiaries. At December 31, 1996, there have been no borrowings under this arrangement. In addition, there are credit arrangements assigned to specific insured transactions. In August 1994, the Company entered into a facility agreement with Canadian Global Funding Corporation and Hambros Bank Limited. Under the agreement, the Company can arrange financing for transactions subject to certain conditions. The amount of this facility was $186,911,000, of which $100,911,000 was unutilized at December 31, 1996.

     The Company has a standby line of credit commitment in the amount of $125,000,000 with an international Aaa/AAA-rated bank to provide loans to the Company after it has incurred, during the term of the facility, cumulative municipal losses (net of any recoveries) in excess of the greater of $200,000,000 or 5.75% of average annual debt service. The obligation to repay loans made under this agreement is a limited recourse obligation payable solely from, and collateralized by, a pledge of recoveries realized on defaulted insured obligations including certain installment premiums and other collateral. This commitment has a term beginning on April 30, 1996 and expiring on January 31, 2003 and contains an annual renewal provision subject to approval by the bank.

10. EMPLOYEE BENEFIT PLANS

     The Company maintains both a qualified and a non-qualified non-contributory defined contribution pension plan for the benefit of all eligible employees. The Company's contributions are based upon a fixed percentage of employee compensation. Pension expense, which is funded as accrued, amounted to $1,977,000, $1,784,000 and $1,888,000 for the years ended December 31, 1996,
1995 and 1994, respectively.

     The Company has an employee retirement savings plan for the benefit of all eligible employees. The plan permits employees to contribute a percentage of their salaries up to limits prescribed by the Internal Revenue Service (IRS Code, Section 401(k)). The Company's contributions are discretionary, and none have been made.

     During 1991, the Company established the Profit Participation Plan as a long-term incentive compensation plan for the benefit of certain of its employees. Prior to the initial public offering, the Parent adopted a Supplemental Restricted Stock Plan. Pursuant to this plan, awards of outstanding units to existing employees under the Profit Participation Plan were valued at $0.20 per dollar of award ($0.70 per dollar of award in the case of 1994 regular units granted thereunder) and, at the election of each outstanding employee, were exchanged for restricted shares of the Parent's common stock valued at the initial public offering price of $20.00 per share. All employees of the Company, including all senior executives, exchanged their outstanding interests in the Profit Participation Plan for restricted shares of the Parent's common stock at the public offering price under the Supplemental Restricted Stock Plan. In settlement of an accrued balance of $7,126,000 in such Profit Participation Plan, the Company purchased 356,345 shares of restricted stock from the Parent and awarded the shares to employees. The stock was restricted because ownership of the shares by employees required continued employment; the shares vested ratably over a three-year period on July 1, 1994, 1995 and 1996.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     Pursuant to the 1993 Equity Participation Plan, 1,810,780 shares of the Parent's common stock, subject to anti-dilutive adjustment, were reserved for awards of options, restricted shares of common stock, and performance shares to employees for the purpose of providing, through the grant of long-term incentives, a means to attract and retain key personnel and to provide to participating officers and other key employees long-term incentives for sustained high levels of performance. Shares available under the 1993 Equity Participation Plan were increased from 1,810,780 to 2,110,780 in May 1995. The 1993 Equity Participation Plan also contains provisions that permit the Human Resources Committee to pay all or a portion of an employee's bonuses in the form of shares of the Parent's common stock credited to the employees at a 15% discount from current market value and paid to employees five years from the date of award. Up to an aggregate of 10,000,000 shares may be allocated to such equity bonuses. Common stock to pay equity bonus awards will be acquired by the Parent through open-market purchases by a trust established for such purpose.

     During 1994, under the Parent's 1993 Equity Participation Plan, the Parent granted to officers and employees, in respect of future performance, non-qualified options to purchase an aggregate of 1,099,000 shares of the Parent's common stock, of which 39,000 were forfeited and 1,060,000 were still outstanding at December 31, 1994, substantially all of which have an exercise price of $20.00 per share. (As described below, 1,025,500 of these options will be converted to performance shares.) The foregoing options vest, subject to continuation of employment and other terms of the option grants, at the rate of 20% per year, for five one-year periods, with the first period ending on July 1, 1994. Such options expire ten years after the effective dates of their grant. In the fourth quarter of 1994, holders of outstanding stock options under the 1993 Equity Participation Plan were offered the right to exchange such stock options for an equal number of performance shares under such Plan. Also, as a result of the Merger, the Parent granted 169,956 of stock options with strike prices ranging from $18.63 to $23.53 per share to employees of CGC in exchange for outstanding stock options of CGC. Giving effect to such exchange, at December 31, 1996, there were outstanding 1,374,340 performance shares and 201,956 options to purchase shares of common stock.

     Performance shares granted under the 1993 Equity Participation Plan were as follows:

                             OUTSTANDING
                                 AT           GRANTED      FORFEITED     OUTSTANDING       MARKET
                              BEGINNING       DURING        DURING         AT END         PRICE AT
                               OF YEAR       THE YEAR      THE YEAR        OF YEAR       GRANT DATE
                             -----------     ---------     ---------     -----------     ----------
        1994...............                  1,025,500                    1,025,500       $ 21.875
        1995...............   1,025,500         83,650                    1,109,150         19.250
        1996...............   1,109,150        282,490       17,300       1,374,340         25.250

     The Company applies APB Opinion 25 and related Interpretations in accounting for the Parent's performance shares. The Company estimates the final cost of these performance shares and accrues for this expense over the performance period. The accrued expense for the performance shares was $12,737,000 and $5,663,000 for the years ended December 31, 1996 and 1995, respectively. In tandem with this accrued expense, the Parent estimates those performance shares that it expects to settle in stock and records this amount in stockholders' equity as deferred compensation. The remainder of the accrual, which represents the amount of performance shares that the Parent estimates it will settle in cash, is recorded in accrued expenses and other liabilities. In 1996, the Company adopted disclosure provisions of FASB Statement 123. Had the compensation cost for the Parent's performance shares been determined based upon fair value at the grant dates for the awards consistent with the method of FASB Statement 123, the effect on the Company's net income and earnings per share would have been immaterial.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     In November 1994, the Parent appointed an independent trustee authorized to purchase shares of the Parent's common stock in open market transactions, at times and prices determined by the trustee. These purchases are intended to fund future obligations relating to equity bonuses, performance shares and stock options under the 1993 Equity Participation Plan. During 1996, 1995 and 1994, the total number of shares purchased by this trust was 529,131, 591,714 and 182,562, respectively, at a cost of $14,111,000, $14,444,000 and $3,730,000, respectively. The Parent also repurchased stock from its employees in satisfaction of withholding taxes on shares distributed under its restricted stock plan.

     The Company does not currently provide post-retirement benefits, other than pensions to its employees, nor does it provide post-employment benefits to former employees.

11. COMMITMENTS AND CONTINGENCIES

     The Company leases office space and equipment under non-cancelable operating leases, which expire at various dates through 2005.

     Future minimum rental payments are as follows (in thousands):

                              YEAR ENDED DECEMBER 31,
                ---------------------------------------------------
                1996...............................................  $ 2,257
                1997...............................................    2,267
                1998...............................................    2,229
                1999...............................................    2,169
                2000...............................................    2,014
                Thereafter.........................................    6,810
                                                                     -------
                          Total....................................  $17,746
                                                                     =======

     Rent expense for the years ended December 31, 1996, 1995 and 1994 was $3,383,000, $3,493,000 and $3,430,000, respectively.

     During the ordinary course of business, the Company and its Subsidiaries have become parties to certain litigation. Management believes that these matters will be resolved with no material financial impact on the Company.

12. REINSURANCE

     The Company reinsures portions of its risks with affiliated (see Note 14) and unaffiliated reinsurers under quota share treaties and on a facultative basis. The Company's principal ceded reinsurance program consisted in 1996 of three quota share treaties and three automatic facultative facilities. One treaty covers all of the Company's approved regular lines of business, except municipal obligation insurance. Under this treaty in 1996, the Company ceded 11.35% of each covered policy, up to a maximum of $22,700,000 insured principal per policy. At its sole option, the Company could have increased, and in certain instances did increase, the ceding percentage to 22.7% up to $45,400,000 of each covered policy. A second treaty covers the Company's municipal obligation insurance business. Under this treaty in 1996, the Company ceded 10% of each covered policy that is classified by the Company as providing municipal bond insurance as defined by Article 69 of the New York Insurance Law up to a limit of $26,667,000 per single risk, which is defined by revenue source. At its sole option, the Company could have increased, and in certain instances did increase, the ceding percentage to 30% up to $80,000,000 per single risk. Under the third treaty in 1996, the Company ceded 5% of its retention (i.e., after cessions of policies under the municipal obligation insurance treaty) covering substantially

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

all teaching hospital and higher education risks, up to limits that range from $7,500,000 to $30,000,000 per single risk (depending on the type of obligation). At its sole option, the Company could have increased, and in certain instances did increase, the ceding percentage from 5% to 15% of its retention, subject to the same limits. This third treaty was canceled on a run-off basis as of December 31, 1996. Under the three automatic facultative facilities in 1996, the Company at its option could allocate up to $20,000,000 or $25,000,000 for each reinsurer (depending on the reinsurer) for each transaction, subject to limits and exclusions, in exchange for which the Company agreed to cede in the aggregate a specified percentage of gross par insured by the Company. Each of the three treaties and automatic facultative facilities allows the Company to withhold a ceding commission to defray its expenses.

     In the event (which management considers to be highly unlikely) that any or all of the reinsuring companies were unable to meet their obligations to the Company, the Company would be liable for such defaulted amounts. The Company has also assumed reinsurance of municipal obligations from unaffiliated insurers.

     Amounts reinsured were as follows (in thousands):

                                                                    YEAR ENDED DECEMBER 31,
                                                                -------------------------------
                                                                 1996        1995        1994
                                                                -------     -------     -------
Written premiums ceded........................................  $55,965     $33,166     $28,692
Written premiums assumed......................................    1,873       1,684       1,973
Earned premiums ceded.........................................   38,723      38,013      35,051
Earned premiums assumed.......................................    6,020       2,759       7,059
Loss and loss adjustment expense payments ceded...............   29,408       3,060       1,483
Loss and loss adjustment expense payments assumed.............        3           3           3
Incurred losses and loss adjustment expenses ceded............   (2,249)      9,101      56,895
Incurred losses and loss adjustment expenses assumed..........       38          81         137

                                                                           DECEMBER 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
Principal outstanding ceded.......................................  $20,292,615     $14,355,664
Principal outstanding assumed.....................................    1,995,752       2,347,122
Deferred premium revenue ceded....................................      151,224         133,548
Deferred premium revenue assumed..................................       18,929           5,027
Loss and loss adjustment expense reserves ceded...................       29,875          61,532
Loss and loss adjustment expense reserves assumed.................          705             670

13. OUTSTANDING EXPOSURE AND COLLATERAL

     The Company's policies insure the scheduled payments of principal and interest on asset-backed and municipal obligations. The principal amount insured (in millions) as of December 31, 1996 and 1995 (net of

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

amounts ceded to other insurers of $9,601 and $6,093 of asset-backed and $10,691 and $8,263 of municipal, respectively) and the terms to maturity are as follows:

                                                   DECEMBER 31, 1996              DECEMBER 31, 1995
                                               --------------------------     --------------------------
              TERMS TO MATURITY                ASSET-BACKED     MUNICIPAL     ASSET-BACKED     MUNICIPAL
---------------------------------------------  ------------     ---------     ------------     ---------
0 to 5 Years.................................    $  7,424        $ 1,571        $  5,931        $ 3,293
5 to 10 Years................................       3,920          3,841           3,679          4,713
10 to 15 Years...............................       1,461          6,272           1,183          4,299
15 to 20 Years...............................         714         11,433             423          6,986
20 Years and Above...........................       9,681         12,877           5,847          9,625
                                                  -------        -------         -------        -------
          Total..............................    $ 23,200        $35,994        $ 17,063        $28,916
                                                  =======        =======         =======        =======

     The principal amount ceded as of December 31, 1996 and 1995 and the terms to maturity are as follows (in millions):

                                                   DECEMBER 31, 1996              DECEMBER 31, 1995
                                               --------------------------     --------------------------
              TERMS TO MATURITY                ASSET-BACKED     MUNICIPAL     ASSET-BACKED     MUNICIPAL
---------------------------------------------  ------------     ---------     ------------     ---------
0 to 5 Years.................................    $  3,695        $   769        $  2,297        $ 1,103
5 to 10 Years................................       2,413          1,192           1,503          1,775
10 to 15 Years...............................         452          1,479             403          1,020
15 to 20 Years...............................         302          2,345             126          1,514
20 Years and Above...........................       2,739          4,906           1,764          2,851
                                                  -------        -------         -------        -------
          Total..............................    $  9,601        $10,691        $  6,093        $ 8,263
                                                  =======        =======         =======        =======

     The Company limits its exposure to losses from writing financial guarantees by underwriting investment-grade obligations, by diversifying its portfolio and by maintaining rigorous collateral requirements on asset-backed obligations. The gross principal amounts of insured obligations in the asset-backed insured portfolio are backed by the following types of collateral (in millions):

                                                          NET OF AMOUNTS
                                                               CEDED                  CEDED
                                                           DECEMBER 31,           DECEMBER 31,
                                                        -------------------     -----------------
                 TYPES OF COLLATERAL                     1996        1995        1996       1995
------------------------------------------------------  -------     -------     ------     ------
Residential mortgages.................................  $10,987     $ 6,740     $3,077     $1,909
Consumer receivables..................................    7,548       5,105      3,735      1,320
Government securities.................................    1,477       1,651        449        263
Pooled corporate obligations..........................    1,663       1,819        852        732
Commercial mortgage portfolio:
  Commercial real estate..............................      113         148        463        640
  Corporate secured...................................       66          98        619        801
Investor-owned utility obligations....................      791         821        266        292
Other asset-backed obligations........................      555         681        140        136
                                                        -------     -------     ------     ------
          Total asset-backed obligations..............  $23,200     $17,063     $9,601     $6,093
                                                        =======     =======     ======     ======

     The asset-backed insured portfolio, which aggregated $32.8 billion principal before reinsurance at December 31, 1996, was collateralized by assets with an estimated fair value of $38.3 billion. At December 31, 1995, it aggregated $23.2 billion principal before reinsurance and was collateralized by assets with an estimated fair value of $28.0 billion. Such estimates of the collateral's fair value, which is reduced as exposure

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

expires, are based upon information at the inception of the insurance policy. At December 31, 1996, the estimated fair value of collateral and reserves over the principal insured averaged from 100% for commercial real estate to 168% for corporate secured obligations. At December 31, 1995, the estimated fair value of collateral and reserves over the principal insured averaged from 100% for commercial real estate to 164% for corporate secured obligations. Collateral for specific transactions is generally not available to pay claims related to other transactions. The amounts of losses ceded to reinsurers are determined net of collateral.

     The gross principal amount of insured obligations in the municipal insured portfolio includes the following types of issues (in millions):

                                                         NET OF AMOUNTS              CEDED
                                                       CEDED DECEMBER 31,         DECEMBER 31,
                                                       -------------------     ------------------
                   TYPES OF ISSUES                      1996        1995        1996        1995
-----------------------------------------------------  -------     -------     -------     ------
General obligation bonds.............................  $12,523     $ 8,738     $ 2,423     $1,764
Housing revenue bonds................................    1,794       1,674       1,033        685
Municipal utility revenue bonds......................    4,671       3,873       1,472      1,107
Health care revenue bonds............................    2,854       2,587       2,049      1,718
Tax-supported bonds (non-general obligation).........    8,805       7,090       2,152      1,741
Transportation revenue bonds.........................    1,479       1,365         436        293
Other municipal bonds................................    3,868       3,589       1,126        955
                                                       -------     -------     -------     ------
          Total municipal obligations................  $35,994     $28,916     $10,691     $8,263
                                                       =======     =======     =======     ======

     In its asset-backed business, the Company considers geographic concentration as a factor in underwriting insurance covering securitizations of pools of such assets as residential mortgages or consumer receivables. However, after the initial issuance of an insurance policy relating to such securitization, the geographic concentration of the underlying assets may not remain fixed over the life of the policy. In addition, in writing insurance for other types of asset-backed obligations, such as securities primarily backed by government or corporate debt, geographic concentration is not deemed by the Company to be significant given other more relevant measures of diversification such as issuer or industry.

     The Company seeks to maintain a diversified portfolio of insured municipal obligations designed to spread its risk across a number of geographic areas. The following table sets forth, by state, those states in

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

which municipalities located therein issued an aggregate of 2% or more of the Company's net par amount outstanding of insured municipal securities as of December 31, 1996:

                                                       NET PAR                               CEDED PAR
                                                       AMOUNT                                 AMOUNT
                                                     OUTSTANDING      PERCENT OF TOTAL      OUTSTANDING
                                       NUMBER OF     -----------     MUNICIPAL NET PAR      -----------
                  STATE                 ISSUES                       AMOUNT OUTSTANDING
    ---------------------------------  ---------         (IN         ------------------         (IN
                                                      MILLIONS)                             MILLIONS)
    California.......................      337         $ 5,669                15.8%           $ 1,091
    Florida..........................       96           2,189                 6.1                772
    New York.........................      218           3,508                 9.7              1,733
    Pennsylvania.....................      157           2,106                 5.9                551
    New Jersey.......................      175           1,733                 4.8                461
    Louisiana........................       81             908                 2.5                379
    Michigan.........................      118           1,145                 3.2                361
    Minnesota........................      113           1,080                 3.0                102
    Massachusetts....................       84           1,093                 3.0                393
    Illinois.........................      193           1,320                 3.7                210
    Texas............................      248           1,804                 5.0                412
    Wisconsin........................      114             762                 2.1                186
    All Other States.................      923          11,698                32.5              3,413
    Non-U.S..........................       26             979                 2.7                627
                                         -----         -------               -----            -------
              Total..................    2,883         $35,994               100.0%           $10,691
                                         =====         =======               =====            =======

14. RELATED PARTY TRANSACTIONS

     Allocable expenses are shared by the Company and its Parent on a basis determined principally by estimates of respective usage as stated in an expense sharing agreement. The agreement is subject to the provisions of the New York Insurance Law. Amounts included in other assets at December 31, 1996 and 1995 are $4,205,000 and $3,322,000, respectively, for unsettled expense allocations due from the Parent.

     The Company ceded premiums of $19,890,000, $13,061,000 and $6,609,000 to
Tokio Marine for the years ended December 31, 1996, 1995 and 1994, respectively. The amounts included in prepaid reinsurance premiums at December 31, 1996 and 1995 for reinsurance ceded to Tokio Marine were $44,634,000 and $33,382,000, respectively. Reinsurance recoverable on unpaid losses ceded to Tokio Marine was $477,000 and $323,000 at December 31, 1996 and 1995, respectively.

     The Company ceded premiums of $15,409,000, $7,522,000 and $9,390,000 on a quota share basis to affiliates of U S WEST for the years ended December 31, 1996, 1995 and 1994, respectively, of which $372,000, $629,000 and $1,838,000, respectively, were ceded to Commercial Reinsurance Company (Commercial Re). The amounts included in prepaid reinsurance premiums for reinsurance ceded to these affiliates were $49,649,000 and $39,918,000 at December 31, 1996 and 1995,
respectively, of which $8,728,000 and $10,720,000, respectively, were ceded to Commercial Re. The amounts of reinsurance recoverable on unpaid losses ceded to these affiliates at December 31, 1996 and 1995 were $23,473,000 and $55,024,000, respectively, of which $19,170,000 and $42,918,000, respectively, were ceded to Commercial Re. The Commercial Re reinsurance agreement was subject to, and received, the non-disapproval of the State of New York Insurance Department due to its nature as an affiliate transaction. The Company has taken credit for the reinsurance ceded to Commercial Re.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

15. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following estimated fair values have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessary to interpret the data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amount the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     Long-term bonds -- The carrying amount of long-term bonds represents fair value. The fair value of long-term bonds is based upon quoted market price.

     Short-term investments -- The carrying amount is fair value, which approximates cost due to the short maturity of these instruments.

     Cash and cash equivalents, receivable for investments sold and payable for investments purchased -- The carrying amount approximates fair value because of the short maturity of these instruments.

     Deferred premium revenue, net of prepaid reinsurance premiums -- The carrying amount of deferred premium revenue, net of prepaid reinsurance premiums, represents the Company's future premium revenue, net of reinsurance, on policies where the premium was received at the inception of the insurance contract. The fair value of deferred premium revenue net of prepaid reinsurance premiums is an estimate of the premiums that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

     Installment premiums -- Consistent with industry practice, there is no carrying amount for installment premiums since the Company will receive premiums on an installment basis over the term of the insurance contract. Similar to deferred premium revenue, the fair value of installment premiums is the estimated present value of the future contractual premium revenues that would be paid under a reinsurance agreement with a third party to transfer the Company's financial guaranty risk, net of that portion of the premium retained by the Company to compensate it for originating and servicing the insurance contract.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     Losses and loss adjustment expenses, net of reinsurance recoverable on unpaid losses -- The carrying amount is fair value, which is the present value of the expected cash flows for specifically identified claims and potential losses in the Company's insured portfolio.

                                                DECEMBER 31, 1996             DECEMBER 31, 1995
                                            -------------------------     -------------------------
                                             CARRYING      ESTIMATED       CARRYING      ESTIMATED
                                              AMOUNT       FAIR VALUE       AMOUNT       FAIR VALUE
                                            ----------     ----------     ----------     ----------
                                            (IN THOUSANDS)
Assets:
  Long-term bonds.........................  $1,068,677     $1,068,677     $1,036,382     $1,036,382
  Short-term investments..................      39,570         39,570         14,568         14,568
  Cash and cash equivalents...............      23,646         23,646         35,832         35,832
  Receivable for securities sold..........                                     2,326          2,326
Liabilities:
  Deferred premium revenue, net of prepaid
     reinsurance premiums.................     359,972        251,980        330,349        263,618
  Losses and loss adjustment expenses, net
     of reinsurance recoverable on unpaid
     losses...............................      42,204         42,204         50,227         50,227
  Payable for investments purchased.......      14,142         14,142          9,516          9,516
Off-balance-sheet instruments:
  Installment premiums....................                    102,988                        82,212

16. LIABILITY FOR LOSSES AND LOSS ADJUSTMENT EXPENSES

     The Company's liability for losses and loss adjustment expenses consists of the case basis and general reserves. Activity in the liability for losses and loss adjustment expenses is summarized as follows (in thousands):

                                                           YEAR ENDED DECEMBER 31,
                                                      ---------------------------------
                                                        1996         1995        1994
                                                      --------     --------     -------
        Balance at January 1........................  $111,759     $ 91,130     $36,094
        Less reinsurance recoverable................    61,532       55,491          79
                                                      --------     --------     -------
        Net balance at January 1....................    50,227       35,639      36,015
        Incurred losses and loss adjustment
          expenses:
          Current year..............................     5,300        3,000       3,024
          Prior years...............................     1,574        3,258
          Related to Merger.........................                 15,400
        Paid losses and loss adjustment expenses:
          Current year..............................                             (3,397)
          Prior years...............................   (14,897)      (7,070)         (3)
                                                      --------     --------     -------
        Net balance December 31.....................    42,204       50,227      35,639
        Plus reinsurance recoverable................    29,875       61,532      55,491
                                                      --------     --------     -------
                  Balance at December 31............  $ 72,079     $111,759     $91,130
                                                      ========     ========     =======

     In 1994, the Company increased its general reserve by $3,024,000 for origination of new business and transferred $16,932,000 of the general reserve to its case basis reserves for projected losses on certain transactions, the majority of which are in its discontinued commercial mortgage portfolio.

                       FINANCIAL SECURITY ASSURANCE INC.
                                AND SUBSIDIARIES

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

     During 1995, the Company increased its general reserve by $6,258,000, of which $3,000,000 was for originations of new business and $3,258,000 was to reestablish the general reserve for transfers from general reserves to case basis reserves. During 1995, the Company transferred $10,788,000 from its general reserve to case basis reserves associated predominantly with certain residential mortgage and timeshare receivables transactions. Also in December 1995, FSA recognized a one-time increase of $15,400,000 to the general reserve to provide for the insured portfolio it had assumed in the Merger with CGC in a manner consistent with the Company's reserving methodology. Prior to the Merger, CGC did not maintain a general reserve. Giving effect to all the 1995 events, the general reserve totaled $31,798,000 at December 31, 1995.

     During 1996, the Company increased its general reserve by $6,874,000, of which $5,300,000 was for originations of new business and $1,574,000 was to reestablish the general reserve for transfers from general reserves to case basis reserves. During 1996, the Company transferred $9,012,000 from its general reserve to case basis reserves associated predominantly with certain residential mortgage and timeshare receivables transactions. Giving effect to these transfers, the general reserve totaled $29,660,000 at December 31, 1996.

     Reserves for losses and loss adjustment expenses are discounted at risk-free rates. The amount of discount taken was approximately $17,944,000, $15,276,000 and $14,588,000 at December 31, 1996, 1995 and 1994, respectively.